UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2022

MAGENTA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38541	81-0724163
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Technology Square Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 242-0170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	MGTA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 9, 2022, the Board of Directors (the “Board”) of Magenta Therapeutics, Inc., a Delaware corporation (the “Company”), approved the amendment and restatement of the By-laws of the Company (the “Second Amended and Restated By-laws”). The Second Amended and Restated By-laws are effective as of December 9, 2022.

The principal revision in the Second Amended and Restated By-laws is to designate the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. The previous provision had designated the United States District Court for the District of Massachusetts as the exclusive forum for the resolution of any such complaint.

The foregoing summary does not purport to be complete and is qualified in its entirety by the text of the Second Amended and Restated By-laws, a copy of which is filed herewith as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.03.

Item 7.01	Regulation FD Disclosure.

On December 12, 2022, the Company issued a press release regarding certain clinical updates to the Company’s MGTA-117 Phase 1/2 clinical trial presented at the American Society of Hematology (ASH) 2022 Annual Meeting and other program updates. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Company will host a call and webcast on December 13, 2022 at 8:30 a.m. Eastern Time regarding the foregoing updates. Call details are contained in the press release referenced above. Accompanying slides may be accessed through the “Investors & Media” section of the Company’s website at https://investor.magentatx.com. A copy of these slides is furnished as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1 and 99.2) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

On December 12, 2022, the Company presented preliminary clinical data for its MGTA-117 Phase 1/2 clinical trial in patients with relapsed/refractory acute myeloid leukemia (AML) and myelodysplastic syndrome (MDS) patients.

As of December 1, 2022, a total of 15 participants have been dosed with MGTA-117 in Cohorts 1, 2 and 3. All dosed participants contributed data in whole or in part to the preliminary data set depending on an individual’s availability for collecting assessments. Eleven of the 15 dosed participants completed the dose-limiting toxicity safety observation period of 21 days. None of the four participant discontinuations were deemed to be related to MGTA-117.

MGTA-117 bound to CD117-expressing target cells within 15 minutes after dosing in all participants as measured by a receptor occupancy (RO) assay. RO increased with higher dose levels of MGTA-117. The percentage of occupied CD117 receptors was greater, and the receptor occupancy was more durable at the higher dose levels of Cohorts 2 and 3 as compared to Cohort 1.

MGTA-117 showed greater depletion of target cancer blast cells in the blood of participants in Cohorts 2 and 3 compared to Cohort 1. In addition, three out of the four participants in Cohort 3 for whom paired bone marrow samples were collected at baseline and post-dosing had depletion of cancer blast cells in both blood and bone marrow.

Participants entering the clinical trial were considered ineligible for stem cell transplant and had active and persistent AML/MDS after receiving one or more anti-leukemic therapies. One relapsed/refractory MDS participant in Cohort 3 had a reduction of bone marrow cancer blast cells to a level that enabled the participant to become eligible for transplant. This is the trial’s second participant who became eligible for transplant after a single dose of MGTA-117. The first participant, from Cohort 1, had an approximate 83% reduction of blasts in the bone marrow at day 14 post-dosing (from 6% to 1%) and also progressed to transplant.

MGTA-117 was shown to be rapidly cleared from the body. No MGTA-117 was detectable in the blood 48 hours after dosing in Cohorts 1 and 2, and over 95% of MGTA-117 was cleared in the blood 48 hours after dosing at the higher dose level of Cohort 3. In addition, the MGTA-117 ADC was shown to be stable in blood over time in all participants, and no free payload was detectable in the blood of any participants at any time point.

MGTA-117 was well-tolerated in all participants. No serious adverse events were deemed to be related to MGTA-117, and no dose-limiting toxicities were observed. Treatment-related adverse events deemed to be related to MGTA-117 were low-grade liver enzyme elevations, low-grade fever, and grade 3 and grade 4 leukopenia in two participants who had baseline grade 2 and grade 3 leukopenia, respectively. All instances of observed liver enzyme elevations were low-grade, transient and resolved without intervention. The Phase 1/2 clinical trial is currently enrolling in Cohort 4 (0.13 mg/kg).

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

3.1*	Second Amended and Restated By-laws of the Registrant.

99.1**	Press Release dated December 12, 2021.

99.2**	Company Presentation dated December 13, 2022.

104*	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith.
**	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGENTA THERAPEUTICS, INC.

Date:	December 13, 2022

By:	/s/ Stephen Mahoney
Stephen Mahoney
Title:	Chief Financial and Operating Officer

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